81144170;1 D-WAVE QUANTUM INC. [ ], 2025 Via Email:[ ] [ ] [ ] D-Wave Quantum Inc. 2650 East Bayshore Road Palo Alto, California 94303 Re: D-Wave Quantum Inc. Severance Policy Dear [ ]: This Participation Agreement (this “Agreement”) is made and entered into by and between you and D-Wave Quantum Inc. (the “Company”), in conjunction with your [ Employment Agreement], dated [ ]. The Company adopted the D-Wave Quantum Inc. Severance Policy (the “Severance Policy”) to attract and retain qualified executives and to provide severance benefits to executives on certain terminations of employment. A Participant in the Severance Policy is eligible to receive severance benefits if his or her employment is terminated under certain circumstances, as described in the Severance Policy. The Company has selected you to be a Participant in the Severance Policy, subject to your being a Participant on the date of your Qualifying Non-CIC Termination or Qualifying CIC Termination (each as defined in the Severance Policy) and the other terms and conditions set forth in the Severance Policy. A copy of the Severance Policy is attached hereto as Annex A and is deemed to be part of this Agreement. Unless otherwise defined herein, any capitalized terms used in this Agreement shall have the meanings set forth in the Severance Policy. In consideration of the mutual covenants contained herein, the parties hereby agree as follows: (a) Your Benefit Continuation Period under the Severance Policy shall be [ ( )] months in the event of a Qualifying Non-CIC Termination and [ ( )] months in the event of a Qualifying CIC Termination. (b) Your Multiple under the Severance Policy shall be [ ].

81144170;1 (c) Your Salary Continuation Period under the Severance Policy shall be [ ( )] months. This Agreement may not be terminated or amended in any manner that would result in a reduction of the payments or benefits available to you unless you consent to such amendment or termination; provided, further, that following a Change in Control, this Agreement shall continue in full force and effect and shall not terminate, expire or be amended until after you who have received the payments or benefits in connection with a Qualifying CIC Termination, if applicable. You agree that this Agreement contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement. You acknowledge and agree that you have fully read, understand, and voluntarily enter into this Agreement. You acknowledge and agree that you have had an opportunity to consult with your personal tax, financial planning advisor, and/or attorney about the tax, financial, and legal consequences of your participation in the Severance Policy before signing this Agreement. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. [SIGNATURE PAGE FOLLOWS]

81144170;1 IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer as of the date set forth below. Please sign below and return this Agreement to Diane Nguyen, General Counsel, at dnguyen@dwavesys.com, by [ ]. Very truly yours, D-WAVE QUANTUM INC. By: ________________________________ Name: Title: I accept my designation as a Participant under the terms and conditions of the Severance Policy and this Agreement. __________________________ Name: Title: Date:

81144170;1 ANNEX A: SEVERANCE POLICY (See Exhibit 10.1)